Exhibit 28(m)4 under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

12/31/10 – Class K Shares renamed Class R Shares

EXHIBIT B

to the

Distribution Plan

FEDERATED INDEX TRUST:

Federated Max-Cap Index Fund

Class K Shares

This Distribution Plan is adopted as of the 12th day of February, 2004, by Federated Index Trust with respect to the Class K Shares of the portfolio of the Trust set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.50 of 1% of the average aggregate net asset value of the Class K Shares of Federated Index Trust held during the month.

Witness the due execution hereof this 1st day of March, 2004.

FEDERATED INDEX TRUST

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

9/30/11 – Institutional Shares renamed Service Shares

EXHIBIT C

to the

Distribution Plan

FEDERATED INDEX TRUST:

Federated Max-Cap Index Fund

Institutional Service Shares

This Distribution Plan is adopted as of the 12th day of February, 2004, by Federated Index Trust with respect to the Institutional Service Shares of the portfolio of the Trust set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.30 of 1% of the average aggregate net asset value of the Institutional Service Shares of Federated Index Trust held during the month.

Witness the due execution hereof this 1st day of March, 2004.

FEDERATED INDEX TRUST

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President